Exhibit 99.1

FOR IMMEDIATE RELEASE
January 25, 2007	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Annual and Quarterly Results

Elizabethtown, Kentucky, January 25, 2007 — First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.60 for the quarter ended December 31, 2006, an increase of 13% from $0.53 for the quarter ended December 31, 2005.  Return on equity was 14.8% for the quarter and return on assets was 1.3%.

Diluted net income per share for the year ended December 31, 2006 was $2.34, an increase of 13% from $2.07 for the year ended December 31, 2005.  For the year ended December 31, 2006, return on equity was 15.0% and return on assets was 1.3%.

On August 15, 2006, the Company declared a 10% stock dividend payable on September 14, 2006 to shareholders of record at the close of business on August 29, 2006.  All per share information has been restated to reflect the 10% stock dividend.

“We are pleased to announce another year of record financial results to our shareholders,” commented President and Chief Executive Officer, B. Keith Johnson.  “We are very pleased with the efforts of our associates during the year and their commitment to serving our customers. Our reputation for service allowed us to cultivate additional relationships across all of our markets generating another year of solid loan and deposit growth, despite a very competitive marketplace.  This growth, along with an increase in net interest margin produced a record level of net interest income, which was the primary driver of our earnings this year.”

The Company’s retail branch network continued to generate encouraging results.  Total deposits have grown at a 7% compound annual growth rate over the past three years.  Total deposits were $641 million at December 31, 2006, an increase of $50 million, or 8% for the year.  The continued development of the retail branch network into the Metro Louisville market also yielded positive results.  The Company had a combined $39.1 million in deposits in its two full-service facilities in the Metro Louisville market experiencing a 30% increase in deposits for the 2006 year following a 71% increase in deposits for the year of 2005.  The Company opened these facilities in the second quarter of 2004 to support its growing customer base in this market.  Twenty-two percent of the Company’s loan portfolio resides in the Metro Louisville market.

The Company’s emphasis on commercial lending generated an 8% compound annual growth rate in the total loan portfolio and a 20% compound annual growth rate in commercial loans over the past three years.  Commercial loans were $475 million at December 31, 2006, an increase of 18%, or $71.8 million from December 31, 2005.

The growth in the Company’s commercial loan portfolio, coupled with the rising interest rate environment, has favorably impacted the level of interest income generated by the Company.  Net interest margin increased to 4.04% for the year ended December 31, 2006, compared to 3.93% for the same period a year ago.  This has resulted in a $480,000 increase in net interest income to $7.6 million for the three months ended December 31, 2006, and a $2.2 million increase in net interest income to $29.7 million for the year ended December 31, 2006, compared to the respective periods in 2005.  The increasing short-term interest rate environment positively impacted net interest margin due to the adjustable rate commercial loans in the Company’s loan portfolio.  However, the net interest margin is likely to compress in future quarters as short-term interest rates peak and the cost of deposits continues to rise.  The cost of deposits typically lags the increase in adjustable loan rates due to certificates of deposit which mature over a longer period of time than immediately adjustable loan rates.

The Company’s asset quality remains favorable.  Net charge-offs as a percent of average total loans were 0.03% for the year ended December 31, 2006 and 0.06% for the year ended December 31, 2005.  The allowance for loan losses as a percent of total loans, decreased to 1.09% at December 31, 2006 compared to 1.15% at December 31, 2005.  The percentage of non-performing loans to total loans was 0.69% at December 31, 2006, compared to 0.97% at December 31, 2005.

Provision for loan loss expense decreased $309,000 to $193,000 for the three months ended December 31, 2006, and $718,000 to $540,000 for the year ended December 31, 2006, compared to the same periods ended December 31, 2005.  The decrease in provision for loan loss expense for the periods was due to higher provisions during 2005 resulting from loan downgrades during the first quarter of 2005.  In addition, improvements in the Company’s security and position of certain classified loans during 2006, resulted in a reduction in the reserve allocated to the loans, which decreased provision for loan loss expense for the three months ended and year ended December 31, 2006.

Non-interest income decreased $93,000 to $1.9 million for the three months ended December 31, 2006.  Non-interest income decreased $328,000 to $7.7 million for the year ended December 31, 2006.  During the year ended December 31, 2005, a $381,000 gain was recorded on the sale of investment securities and a $143,000 gain was recorded on the sale of lots.  No gains on the sale of investments or lots were recorded for the year ended December 31, 2006.  Excluding these one-time items in 2005, non-interest income was relatively flat, decreasing $93,000 for the quarter ended and increasing $196,000 for the year ended December 31, 2006, compared to the same period ending December 31, 2005.

Non-interest expense increased $608,000 to $5.8 million for the quarter ended December 31, 2006, compared to the same quarter ended December 31, 2005.  For the year ended December 31, 2006, non-interest expense increased $1.2 million to $22.0 million, compared to the year ended December 31, 2005.  The primary contributing factor to this increase was an increase in employee compensation expense which increased $417,000 for the quarter ended December 31, 2006 compared to the same quarter in 2005 and $777,000 for the year ended December 31, 2006 compared to the year ended December 31, 2005.  The Company’s efficiency ratio was 59% for the year ended December 31, 2006, compared to 58% for the year ended December 31, 2005.

Income tax expense decreased $231,000 to $896,000 for the quarter ended December 31, 2006, compared to the quarter ended December 31, 2005.  During the fourth quarter the Company re-evaluated its tax contingency reserves and determined that approximately $281,000 was no longer required.  As a result, tax expense was reduced by this amount, resulting in an effective tax rate of 25% in the fourth quarter of 2006 compared to 32% in 2005.  This reduction had a $0.06 impact on diluted earnings per share for the quarter and year.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 14 full-service banking centers.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Keefe, Bruyette & Woods, Inc.

Stifel Nicolaus & Company	Goldman, Sachs & Company

First Tennessee Securities	Knight Securities, LP

Spear, Leeds & Kellogg	Sandler O’Neill

Howe Barnes Investments, Inc.

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FIRST FINANCIAL SERVICE CORPORATION

Consolidated Balance Sheets (Unaudited)

	December 31,
	2006	2005
	(Dollars in thousands, except share data)
ASSETS
Cash and due from banks	$19,082	$20,451

Securities available-for-sale	28,223	28,324
Securities held-to-maturity, fair value of $23,817 (2006) and $32,434 (2005)	24,224	33,231
Total securities	52,447	61,555

Loans held for sale	673	597
Loans, net of unearned fees	705,037	642,520
Allowance for loan losses	(7,684)	(7,377)
Net loans receivable	698,026	635,740

Federal Home Loan Bank stock	7,621	7,194
Cash surrender value of life insurance	7,947	7,637
Premises and equipment, net	22,500	19,134
Real estate owned:
Acquired through foreclosure	918	1,022
Held for development	337	337
Other repossessed assets	82	119
Goodwill	8,384	8,384
Accrued interest receivable	4,094	3,051
Other assets	1,388	1,889

TOTAL ASSETS	$822,826	$766,513

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Non-interest bearing	$40,349	$39,145
NOW demand	73,552	76,848
Savings	53,917	99,879
Money market	84,994	66,175
Certificates of deposit	388,225	309,059
Total deposits	641,037	591,106

Short-term borrowings	68,500	19,500
Advances from Federal Home Loan Bank	28,224	78,375
Subordinated debentures	10,000	10,000
Accrued interest payable	273	389
Accounts payable and other liabilities	1,582	1,023
Deferred income taxes	1,112	1,379

TOTAL LIABILITIES	750,728	701,772

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 4,384,088 shares (2006), and 3,983,530 shares (2005)	4,384	3,984
Additional paid-in capital	27,419	16,409
Retained earnings	40,210	44,291
Accumulated other comprehensive income (loss), net of tax	85	57

TOTAL STOCKHOLDERS’ EQUITY	72,098	64,741
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$822,826	$766,513

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FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)
Interest Income:
Interest and fees on loans	$13,696	$11,416	$50,803	$42,481
Interest and dividends on investments and deposits	711	702	3,029	2,887
Total interest income	14,407	12,118	53,832	45,368

Interest Expense:
Deposits	5,185	3,680	18,688	13,199
Federal funds purchased	1,015	136	1,904	148
Federal Home Loan Bank advances	341	951	2,621	3,803
Subordinated debentures	230	195	895	712
Total interest expense	6,771	4,962	24,108	17,862

Net interest income	7,636	7,156	29,724	27,506
Provision for loan losses	193	502	540	1,258
Net interest income after provision for loan losses	7,443	6,654	29,184	26,248

Non-interest Income:
Customer service fees on deposit accounts	1,352	1,356	5,460	5,167
Gain on sale of mortgage loans	175	266	783	868
Brokerage commissions	96	77	346	313
Gain on sale of real estate held for development	—	—	—	143
Gain on sale of investments	—	—	—	381
Other income	293	310	1,150	1,195
Total non-interest income	1,916	2,009	7,739	8,067

Non-interest Expense:
Employee compensation and benefits	3,140	2,723	11,903	11,126
Office occupancy expense and equipment	516	548	2,106	2,065
Marketing and advertising	231	198	859	778
Outside services and data processing	657	557	2,567	2,393
Bank franchise tax	204	195	871	788
Other expense	1,043	962	3,646	3,609
Total non-interest expense	5,791	5,183	21,952	20,759

Income before income taxes	3,568	3,480	14,971	13,556
Income taxes	896	1,127	4,634	4,412
Net Income	$2,672	$2,353	$10,337	$9,144

(1) Shares applicable to basic income per share	4,384,266	4,382,835	4,383,156	4,397,852
(1) Basic income per share	$0.61	$0.54	$2.36	$2.08

(1) Shares applicable to diluted income per share	4,435,656	4,422,124	4,426,871	4,427,699
(1) Diluted income per share	$0.60	$0.53	$2.34	$2.07

(1)            Adjusted to reflect the impact of the 10% stock dividend declared August 15, 2006.

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FIRST FINANCIAL SERVICE CORPORATION

Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Data	2006	2005	2006	2005

Performance Ratios

Return on average assets	1.31%	1.23%	1.31%	1.22%

Return on average equity	14.81%	14.47%	15.03%	14.60%

Average equity to average assets	8.85%	8.51%	8.71%	8.33%

Net interest margin	4.02%	4.03%	4.04%	3.93%

Efficiency ratio from continuing operations	60.63%	56.55%	58.60%	58.36%

Book value per share			$16.45	$14.77

Average Balance Sheet Data

Average total assets	$808,744	$758,665	$788,986	$751,687

Average interest earning assets	757,920	707,677	739,215	700,849

Average loans	694,841	632,227	667,793	613,185

Average interest-bearing deposits	577,201	545,663	572,845	551,479

Average total deposits	617,951	588,503	615,134	592,984

Average total stockholders’ equity	71,581	64,527	68,755	62,639

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)			0.69%	0.97%

Non-performing assets as a percent of total loans (1)			0.83%	1.15%

Allowance for loan losses as a percent of total loans (1)			1.09%	1.15%

Allowance for loan losses as a percent of non-performing loans			159%	118%

Net charge-offs to total loans (1)			0.03%	0.06%

(1)             Excludes loans held for sale.

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